Exhibit 99.1

      Magnetek Completes Sale of Its Power Electronics Group to Power-One

     MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Oct. 23, 2006--Magnetek, Inc. (NYSE:MAG) today completed the sale of its Power Electronics Group (PEG), which manufactures embedded power supplies, to Power-One, Inc. The transaction, which satisfied all applicable regulatory approvals and other customary closing conditions, included payment by Power-One to Magnetek of net $68 million in cash and assumption by Power-One of approximately $16 million of Magnetek's debt. Stephens, Inc. acted as exclusive financial advisor to Magnetek in the transaction.

     Magnetek will use proceeds from the divestiture of PEG in part to pay down debt and to make a large enough cash contribution to the Company's pension trust to substantially lower the amount of expected future contributions.

     Through the divestiture of PEG, Magnetek is making the transition from, predominantly, a custom components manufacturer to a systems integrator, thus changing its role from one of meeting individual customers' specifications to one of addressing market-defined, market-wide needs. Over the past three years, Magnetek's Power Control Systems Group, which constitutes substantially all of the Company's remaining business, has grown at a compound annual rate of 10%, and its gross profit margins have been above 30% of sales.

     The divestiture of PEG will also enable Magnetek to reduce selling, general and administrative expense (SG&A) and interest expense substantially, resulting in positive operating profit and cash flow. The Company expects that its net operating loss carry-forwards (NOLs) will allow most of its profits and cash to drop to the bottom line.

     If the historic performance of the Company's Power Control Systems business is an indicator, management believes that revenues, profits and cash flow from operations should continue to grow. The Company's objectives for calendar 2007 include:

     --   Paying off debt.

     -- Making a sufficiently large cash contribution to Magnetek's pension trust fund to reduce potential future contributions substantially.

     -- Reducing general and administrative expense, much of which is currently incurred through corporate overhead and recognition of pension costs, as well as interest expense that would be reduced or eliminated by the aforementioned debt repayment.

     -- Focusing on the Power Control Systems business, enabling Magnetek as a whole to realize expected gross margins of around 30% with positive operating profit, income and cash flow.

     --   Using the Company's $146 million of net operating loss carry-forwards
          (NOLs), most of which do not expire until after 2020, to shelter income from taxes.

     In sum, given three to six months following the divestiture of PEG to consolidate operations and relocate administrative functions, management expects Magnetek to emerge as a solidly profitable company with positive cash flow, negligible debt and outstanding growth opportunities.

     Conference Call Webcast

     Magnetek's Board of Directors has set October 25, 2006 as the date of the Company's Annual Meeting for Shareholders of record as of September 1, 2006. The meeting will be convened at 9:00 a.m. Pacific time at the Westwood Hotel, 10740 Wilshire Boulevard, Los Angeles, CA 90024. The Annual Meeting will be webcast live via a link from the "Investor Information" page of the Company's website: www.magnetek.com. A replay of the webcast also will be available on Magnetek's website.

     Magnetek manufactures digital power and motion control systems used in material handling, people moving, mining and alternative energy. Headquartered in Menomonee Falls, WI, the Company operates manufacturing facilities in Menomonee Falls, as well as Pittsburgh, PA and Mississauga, Ontario, Canada. On September 29, 2006, the Company reported revenue of $83.1 million for its 2006 fiscal year, which ended on July 2, 2006(a).

     (a) Magnetek's fiscal quarters end on the Sundays nearest September 30, December 31, March 31 and June 30.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic and market conditions, audit-related costs and findings, legal proceedings and their effects on the Company's financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


     CONTACT: Magnetek, Inc.
              Robert Murray, 310-689-1610
              bmurray@magnetek.com